Exhibit 2

                                AMENDMENT TO THE
                           GENERAL SECURITY AGREEMENT
                                 (Floating Lien)

          This Amendment (this "Amendment"), dated as of January 23, 2002, between Emex Corporation, a Nevada corporation with its principal executive office at 12600 West Colfax Avenue, Suite C-500, Lakewood, CO 80215 (the "Debtor"), and Thorn Tree Resources LLC, a Delaware limited liability company (the "Secured Party"), with a principal office at 888 Seventh Avenue, Suite 1608, New York, New York 10106 amends that certain Security Agreement, dated as of October 17, 2001, between Debtor and Secured Party (the "Security Agreement").

                              W I T N E S S E T H:

          WHEREAS, concurrently herewith, the Debtor will issue to the Secured Party the secured grid note in favor of the Secured Party in the principal sum of Six Hundred Twenty Eight Thousand ($628,000) (as it may be a any time amended, extended, restated, renewed or modified, the "Second Note");

          WHEREAS, it is a condition precedent to the obligation of the Secured Party to provide the advances to the Debtor as evidenced by the Second Note that the Debtor shall have granted Secured Party a security interest in the Collateral to secure the obligations of Debtor under the Second Note and amended the Security Agreement to secure the Second Note by the Collateral.

          NOW, THEREFORE, for value received and in order to induce the Secured Party to provide the advances evidenced by the Second Note to the Debtor, the Debtor hereby agrees as follows:

1. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meaning specified therefor in the Security Agreement.

2. The Security Agreement is hereby amended so that the defined term "Secured Obligations" therein includes all obligations of the Debtor, whether for borrowed money, fees, expenses or otherwise, now existing or hereafter arising under (i) the Security Agreement and the Note, and (ii) this Amendment and the Second Note. All references to the term "Note" or "Notes" in the Security Agreement shall refer to the Note (as defined in the Security Agreement) together with the Second Note, except that capitalized terms used and not defined in the Security Agreement (including the term "Permitted Liens") shall have the meaning assigned to such terms in the secured grid note of Debtor in favor of the Secured Party in the principal sum of Six Million Dollars ($6,000,000), dated October 17, 2001 (as it may be at any time amended, extended, restated, renewed or modified).
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3.   Except as amended  hereby,  the Security  Agreement  all terms of the shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

                                       EMEX CORPORATION
                                       as Debtor

                                       By: /s/ Walter W. Tyler
                                          ---------------------------------
                                          Name: Walter W. Tyler
                                          Title: President and CEO


                                       THORN TREE RESOURCES LLC
                                       as Secured Party

                                       By: /s/ David H. Peipers
                                          ---------------------------------
                                          Name: David H. Peipers
                                          Title: Manager